Exhibit 10.10

12/30/2020

Re: Employment Offer

Deb Smith

16334 N. 110th St

Scottsdale, AZ 85255

Dear Deb Smith,

Cerberus Cyber Sentinel Corporation (the “Company”) is please to offer you the position of Executive Vice President (EVP) of Finance in the Company on the following terms.

You will report to the COO and will be principally responsible for all day to day operations related to finance and accounting, as well as additional executive duries. This position will work with the COO as a partner and thought leader for the company.

Your base salary will be paid at the rate of $200,000 annually, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. In additiona, your base salary will be increased after the companies up-lift to Nasdaq, comparable to the salary of other EVP’s of public companies with a similar market cap. You will earn a guaranteed bonus of $60,000 per year, paid quarterly. You will also be eligible to receive a bonus as the end of each fiscal year of up to an additional $60,000 at the discretion of the compensation committee of the Board of Directors.

Subject to approval by the Board, the Company anticipates granting you an option to purchase five hundred thousand, (500,000) shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”), today’s market value is $2.00. The anticipated Option will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan, to be adopted by the Board (the “Plan”) and your grant agreement, and will include a three (3) year vestin schedule, under which thirty percent (30%) of your Options will vest twelve (12) months after the vesting commencement date, and the remaining seventy (70%) of the Options will vest 1/24th at the end of each month thereafter, until either all of the Options are fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first.

The Company will issue up to another five hundred thousand, (500,000) additional shares immediately before the companies up-lift to Nasdaq based on your performance and impact on company’s success, which will have the same strike price of $2.00 a share. The amount awarded at that time will be determined by the CEO and COO evaluation of your performance to date. You will also be eligible to receive up to two hundred and fifty thousand (250,000) additional shares based on your and the companies previous year performance, which will be subject to and governed by the Board’s compensation committee review.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees of the Company, subject to plan terms and generally applicable Company policies. Exempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination.

Please sign and date this letter, and the formal employment agreement will be drafted and presented no later than 24 business hours. If you wish to accept employment at the Company under the terms described above, please indicate by signing this offer letter.

We look forward to your favorable reply and a producting and enjoyable work relationship.

Sincerely,

Cerberus Cyber Sentinel Corporation

/s/ David Jemmett	12/31/20
David G. Jemmett, CEO	Date

Understood and Accepted:

/s/ Deb Smith	12/31/20
Deb Smith	Date

dsmith2005@cox.net
Email

Attachment: Employee Confidential Information Agreement

12/30/2020

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information Agreement which prohibits unauthorized use of disclosure of the Company’s proprietary information, among other obligations.

Your employment with the Company will be “at-will”. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.

Termination of your employment will only be enforceable if you are indicted or convicted of a felony or crime of moral turpitude such as fraud, misappropriation, embezzlement, theft or other crimes involving dishonesty;

Employee engages in actions which endanger or are reasonably likely to endanger the health or safety of any employee or other person;

Employee is adjudicated incompetent ir insane, or is found by the Company to be addictedto drugs, or to have an addiction to alcohol which interferes with his ability to perform his duties;

Employee engages in conduct amouting to fraud, dishonesty, gross negligence, self-dealing, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character and standing of the Company;

Employee’s illegal use or possession of drugs or intoxicants;

Employee engages in actions which damage or are reasonably likely to damage the reputation of the Company and Employee fails to correct such conduct within 10 days of written notice of such violation by the Company;

Employee commits an action which may subject the Company to legal liability, including, but not limited to, commission of acts which violate: (a) the Americans with Disabilities Act of 1990, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq; (c) the Civil Rights Act of 1991; (d) the Civil Rights acts of 1866, 1871 and 1964, as amended; (e) 42 U.S.C. Sec 1981; or (f) the Age Discrimination in Employment Act of 1967, as amended; or other law which may expose the Company to liability;

This letter is an offer letter, upon acceptance a formal Employment Agreement will be written as to reflect the terms and spirit of this offer. You will also receive an Employee Confidential Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The formal employee agreement, (terms outlined in this offer) supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the companies Board of Directors, requiring a formal Board meeting and written modification signed by the Chairman of the Board of the Company.